Exhibit 16.1

Exhibit 16.1 – Letter from Grant Thornton dated November 8, 2004 to the Securities and Exchange Commission.

November 9, 2004

Securities and Exchange Commission

Washington, D.C. 20549

Re:          VantageMed Corporation
File No. 000-29367

Dear Sir or Madam:

We have read Item 4 of the Form 8-K of VantageMed Corporation dated November 9, 2004, and we agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ Grant Thornton LLP